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 FORM 3                                                   OMB APPROVAL
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
(Print or Type Response)
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    Neese        John                         Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              VINA (technologies, inc. (VINA)     (Month/Day/Year)
     (Last)     (First)     (Middle)             8/8/00                  ----------------------------------
    39745 Eureka Drive                     ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. IRS or Social Security          Person to Issuer               7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
       Newark       CA          94560         Person (Voluntary)               Director          10% Owner      Applicable Line)
--------------------------------------                                   -----            -----                X    Form filed by
      (City)      (State)      (Zip)       ----------------------------    X   Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                               Vice President, Engineering   -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    Common Stock                                 702,750                         D
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    Common Stock                                 1,000                           I                          By Briana C. Neese
                                                                                                            Irrevocable Trust(1)
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    Common Stock                                 20,000                          I                          By Lorrie A. Neese
                                                                                                            Irrevocable Trust(2)
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    Common Stock                                 20,000                          I                          By Shoun W. Neese
                                                                                                            Irrevocable Trust(2)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).                                     SEC 1473(7-96)
10410632v2
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 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security      Direct (D)
                                 -------------------------------------------------                  or Indirect
                                 Date      Expira-                       Amount or                  (I) (Instr. 5)
                                 Exercis-  tion             Title        Number
                                 able      Date                          of Shares

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employee stock option           Immediate   12/28/08     Common Stock      35,000     $0.60      D
(right to buy)
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employee stock option           Immediate   01/05/08     Common Stock     150,000     $0.25      D
(right to buy)
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employee stock option           Immediate    3/15/10     Common Stock     150,000     $2.00      D
(right to buy)
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employee stock option           Immediate   02/15/10     Common Stock     100,000     $1.00      D
(right to buy)
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Explanation of Responses:

(1) The shares are held in trust for the benefit of the reporting person's granddaughter. The reporting person's son is the trustee of the trust. The reporting person disclaims beneficial ownership of these securities, and the filing of this report is not an admission that the reporting person is the beneficial owner of these securities for purposes of Section 16 or for any other purpose.

(2) The shares are held in trust for the benefit of the reporting person's children. The reporting person's spouse is the trustee of the trusts. The reporting person disclaims beneficial ownership of these securities, and the filing of this report is not an admission that the reporting person is the beneficial owner of these securities for purposes of Section 16 or for any other purpose.


                                                                                   /s/ JOHN NEESE                        8-8-00
**Intentional misstatements or omissions of facts constitute Federal Criminal      -------------------------------  ----------------
  Violations.                                                                      **Signature of Reporting Person        Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
10410632v1
        SEC 1473(7-96)                                                                                                        Page 2
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